Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com
February 28, 2020
Brickell Biotech, Inc. 5777 Central Avenue Suite 102 Boulder, Colorado 80301

Re: Brickell Biotech, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Brickell Biotech, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) of (i) 950,000 shares (the “Outstanding Shares”) of the Company’s common stock, par value $0.01 per share, (the “Common Stock”) and (ii) 15,723 shares (the “Warrant Shares” and, together with the Outstanding Shares, the “Shares”) of Common Stock issuable upon exercise of a warrant to initially purchase the Warrant Shares at an exercise price of $0.01 per share (the “Series A Warrant”) issued to the Selling Stockholder pursuant to the Securities Purchase Agreement (defined below). The Securities being registered under the Registration Statement will be offered by the Selling Stockholder from time to time as permitted under the provisions of Rule 415 under the Securities Act.

The Company is registering the resale of the Shares pursuant to its obligations under the registration rights agreement, dated as of February 17, 2020 (the “Registration Rights Agreement”), between the Company and the Selling Stockholder. The Outstanding Shares and the Warrant were issued to the Selling Stockholder in a private placement pursuant to the securities purchase agreement, dated February 17, 2020 (the “Securities Purchase Agreement” and together with the Registration Rights Agreement, the “Transaction Documents”).

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the Registration Statement and the Transaction Documents.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Brickell Biotech, Inc.
February 28, 2020

us as copies. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.The Outstanding Shares have been duly authorized and validly issued and are fully paid and non‑assessable;

2.The Series A Warrant has been duly authorized and validly issued and is fully paid and non‑assessable; and

3.The Warrant Shares have been duly authorized and reserved for issuance upon exercise and, upon exercise of the Series A Warrant, payment of the exercise price thereof and issuance and delivery in accordance with the terms of the Series A Warrant, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP
AP